Exhibit 5.2
[Letterhead of Conyers Dill & Pearman]
17 February 2006

Weatherford International Ltd.	DIRECT LINE:	441-299-4903
515 Post Oak Boulevard	E-MAIL:	KLLefebvre@cdp.bm
Suite 600	OUR REF:	KLL/mra/385146/168397corpdocs.
Houston, Texas 77027	YOUR REF:
U.S.A.
Dear Sirs
Weatherford International Ltd. (the “Company”)
We have acted as special legal counsel in Bermuda to the Company in connection with its registration statement on Form S-3 (Registration No. 333-116655) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 18 June 2004 and declared effective as of 7 July 2004 (the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Act”), and the offering by the Company, of an aggregate of US$350,000,000 in principal amount of 5.50% senior notes of the Company due 2016 issued in the form of a global note (the “Note”).
For the purposes of giving this opinion, we have examined the following documents:
(i)	a facsimile copy of the Registration Statement;

(ii)	a facsimile copy of the final base prospectus forming part of the Registration Statement dated 7 July 2004 and filed with the Commission on 15 February 2006 (the “Base Prospectus”);

(iii)	a facsimile copy of a preliminary prospectus supplement forming part of the Registration Statement dated 14 February 2006 and filed with the Commission on 14 February 2006 (the “Preliminary Supplement”);

(iv)	a facsimile copy of a final prospectus supplement forming part of the Registration Statement dated February 14, 2006 and filed with the Commission on 15 February 2006 (the “Final Prospectus Supplement”);

(v)	an issuer free writing prospectus in the form of a final term sheet dated 14 February 2006 and filed with the Commission on 15 February 2006 (the “Final Term Sheet”);

(vi)	a facsimile copy of an indenture between the Company, Weatherford International, Inc. and

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17 February 2006

Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) dated as of 1 October 2003 (the “Indenture”); and

(vii)	a facsimile copy of the Note dated 17 February 2006.
The documents listed in items (vi) through (vii) above are herein sometimes collectively referred to as the “Documents” and the documents listed in items (i) through (v) above are herein sometimes collectively referred to as the “Disclosure Documents”. Each of the terms Registration Statement, Note, Base Prospectus, Preliminary Supplement, Final Prospectus Supplement, Final Term Sheet, Indenture, Documents and Disclosure Documents does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto.
We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 13 February 2006, certified extracts from minutes of meetings of its board of directors held on 3 September 2003, 16 January 2004 and 29 September 2005 and minutes of a meeting of the Pricing Committee of its board of directors held on 14 February 2006 (collectively, the “Minutes”), an officer’s certificate executed by the Senior Vice President of the Company dated 14 February 2006 pursuant to sections 1.3, 1.4, 2.1 and 3.1 of the Indenture, a copy of a letter to the Company from the Bermuda Monetary Authority dated 15 May 2002 granting permission for the issue and transfer of the Company’s loan notes, subject to the conditions set out therein, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution of the Documents by each of the parties thereto, other than the Company, and the delivery thereof by each of the parties thereto, (e) that the Note will be or has been duly authenticated by the Trustee, (f) the accuracy and completeness of all factual representations made in the Disclosure Documents and the Documents and other documents reviewed by us, (g) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (h) that the Company is entering into the Documents pursuant to its business of acting as a holding company, (i) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (j) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms, (k) the validity and binding effect under the Foreign Laws of the submission by the

Weatherford International Ltd. — 5.1 opinion
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Company pursuant to the Indenture to the jurisdiction of any federal or state court located in the Borough of Manhattan in the City of New York, New York (the “Foreign Courts”), (l) that none of the parties to the Documents has carried on or will carry on activities, other than the performance of its obligations under the Documents, which would constitute the carrying on of investment business in or from within Bermuda and that none of the parties to the Documents, other than the Company, will perform its obligations under the Documents in or from within Bermuda, (m) that on the date of entering into the Documents the Company is and after entering into the Documents will be able to pay its liabilities as they become due.
The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.
We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company. In this opinion, “5.50% senior notes of the Company” means “5.50% senior debt of the Company”.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Note by the Company and is not to be relied upon in respect of any other matter.
On the basis of and subject to the foregoing, we are of the opinion that:
1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has taken all corporate action required to authorise its execution, delivery and

Weatherford International Ltd. — 5.1 opinion
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performance of the Documents. The Documents have been duly executed and delivered by or on behalf of the Company.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Final Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Act or that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Yours faithfully
CONYERS DILL & PEARMAN